UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2012

WEATHERFORD INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Switzerland (State of Incorporation)	1-34258	98-0606750
	(Commission File No.)	(I.R.S. Employer Identification No.)

4-6 Rue Jean-Francois Bartholoni, 1204 Geneva, Switzerland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Telephone number, area code: 41.22.816.1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The information set forth in Item 7.01 below is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure

On July 24, 2012, Weatherford issued a press release, furnished with a prior Report on Form 8-K, that among other things disclosed that the company recorded a charge of $100 million representing management’s best estimate of a potential settlement with the U.S. government related to its investigation of alleged improper sales in certain sanctioned countries. The company noted in that release that the $100 million charge estimated for the potential settlement with the U.S. government only regarding sanction country allegations is management’s estimate of the probable loss associated with that matter, but the matter remains unsettled, and the actual loss could be more or less. On July 25, 2012, the company held a conference call regarding the preliminary second quarter 2012 results, during which certain investigations by governmental authorities that were previously disclosed in the company’s filings with the Securities and Exchange Commission were discussed. Weatherford reiterates, as stated in its July 24, 2012, press release, that the $100 million accounting charge relates only to the investigation by various government agencies of alleged improper sales of products and services by the company and its subsidiaries in certain sanctioned countries.

Further, as previously disclosed in multiple SEC filings, most recently in the company’s Form 10-Q for the quarterly period ended March 31, 2012, the company remains in negotiations with various government agencies with respect to allegations related to our historical compliance with the Foreign Corrupt Practices Act and our participation in the United Nations oil-for-food program. The company has not recorded a charge with respect to those matters, because it cannot estimate either the timing or the outcome of a potential loss with respect to those matters. To reiterate prior disclosures, there can be no assurances regarding the timing, outcome, or possible impact of the ultimate resolution of the Foreign Corrupt Practices Act and United Nations oil-for-food program investigations, financial or otherwise.

More information on the risks associated with these investigations is available in our Form 10-K for the fiscal year ended December 31, 2011, and the company’s prior filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Dated:
July 27, 2012	/s/ John H. Briscoe

John H. Briscoe
Senior Vice President and
Chief Financial Officer